                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger dated as of November 30, 1995 (the "AGREEMENT") by and among Peregrine Systems, Inc., a Delaware corporation ("PEREGRINE"), XVT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Peregrine (the "COMPANY"), and XVT Software Inc., a Delaware corporation ("XVT"; XVT and the Company being hereinafter sometimes called the "CONSTITUENT CORPORATIONS"):


                                   WITNESSETH:

     WHEREAS, the authorized capital stock of Peregrine consists of (i) 2,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding, and (ii) 20,000,000 shares of Common Stock, par value $.001 per share (the "PEREGRINE COMMON"), of which 5,101,963 shares are issued and outstanding;

     WHEREAS, the authorized capital stock of the Company consists of 100 shares of Common Stock, par value $.0l per share, all of which shares are outstanding and owned beneficially and of record by Peregrine;

     WHEREAS, the authorized capital stock of XVT consists of (a) 520,918 shares of Preferred Stock, (i) 192,588 shares of which have been designated as Series A Convertible Preferred Stock, par value $.001 per share (the "XVT SERIES A PREFERRED"), of which 192,588 shares are issued and outstanding, (ii) 93,808 shares of which have been designated as Series B Convertible Preferred Stock, par value $.001 per share (the "XVT SERIES B PREFERRED"), of which 93,808 shares are, issued and outstanding, and (iii) 234,522 shares of which have been designated as Series C Convertible Preferred Stock, par value $.001 per share (the "XVT SERIES C PREFERRED," the XVT Series A Preferred, XVT Series B Preferred and the XVT Series C Preferred collectively, the "XVT PREFERRED"), of which 140,713 shares are issued and outstanding, and (ii) 7,000,000 shares of Common Stock, par value $.0005 per share (the "XVT COMMON"), of which 1,230,768 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Peregrine, the Company and XVT have by resolutions approved this Agreement and deem it advisable for the mutual benefit of the Constituent Corporations, and of the respective stockholders of each, that the Company merge with and into XVT under and pursuant to the General Corporation Law of the State of Delaware (the "DELAWARE CORPORATION LAW") and upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, the parties intend by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "AFFILIATE" means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

     "GOVERNMENTAL AUTHORITY" means any government, court, tribunal, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign).

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, claim, charge, security interest, easement, assessment, restrictive covenant, reservation, restriction or encumbrance of any kind in respect of such asset.

     "MATERIAL ADVERSE EFFECT" means, with respect to a specified Person, a material adverse affect on the business, assets, condition (financial or otherwise) or result of operations of the Person.

     "PERSON" means an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust or other entity or organization, including a Governmental Authority.

     1.2 ADDITIONAL DEFINITIONS. Each of the following terms is defined in the Section set forth opposite such term:


                             TERM                  SECTION
                             ----                  --------
                     Agreement                     Recitals
                     Closing                          2.7
                     Closing Date                     2.7
                     Code                          Recitals
                     Common Exchange Ratio            3.3
                     Company                       Recitals
                     Constituent Corporations      Recitals
                     Delaware Corporation Law      Recitals
                     Dissenting Shares                3.7

                             TERM                  SECTION
                             ----                  --------
                     Effective Time                   2.2
                     Merger                           2.1
                     Outstanding Options              6.5
                     Peregrine                     Recitals
                     Peregrine Common              Recitals
                     Surviving Corporation            2.1
                     XVT                           Recitals
                     XVT Common                    Recitals
                     XVT Series A Preferred        Recitals
                     XVT Series B Preferred        Recitals
                     XVT Series C Preferred        Recitals
                     XVT Preferred                 Recitals


                                   ARTICLE II

                                   THE MERGER

     2.1 THE MERGER. In accordance with Section 251 of the Delaware Corporation Law, the Company shall be merged with and into XVT (the "MERGER"), and XVT shall be the surviving corporation (such corporation in its capacity as such surviving corporation, the "SURVIVING CORPORATION"). The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting shares of each of the Constituent Corporations into the consideration which the holders of those shares are to receive upon conversion of such shares shall be as set forth in this Agreement.

     2.2 EFFECTIVE TIME. The Merger shall become effective as of the time of the filing of the executed certificate of merger with the Secretary of State of Delaware pursuant to Section 251(c) of the Delaware Corporation Law (the "EFFECTIVE TIME").

     2.3 CERTAIN EFFECTS OF THE MERGER. As of the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the Delaware Corporation Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time: the separate existence of the Company shall cease and the Company shall be merged into XVT; the Surviving Corporation shall possess, without further act or deed, all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent

Corporations; and the title to any real estate vested by deed or otherwise, under the laws of Delaware, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against any of the Constituent Corporations shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in such action or proceeding.

     2.4 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Surviving Corporation shall, from and after the Effective Time, be amended to read in its entirety as set forth in the certificate of incorporation of the Company as in effect immediately prior to the Effective Time until changed as permitted by law or by such certificate of incorporation, except that Paragraph FIRST of such certificate of incorporation shall be amended to change the name of the Surviving Corporation to "XVT Software Inc." so that as so amended said Paragraph FIRST shall read in its entirety as follows: "The name of the Corporation is "XVT Software Inc."

     2.5 BY-LAWS. The By-Laws of the Surviving Corporation shall, from and after the Effective Time, be amended to read in their entirety as set forth in the by-laws of the Company as in effect immediately prior to the Effective Time until changed as permitted by law, by the certificate of incorporation of the Surviving Corporation or by such bylaws.

     2.6 DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation from and after the Effective Time shall be the directors and officers of the Company immediately prior to the Effective Time, each to hold office in accordance with applicable law and the certificate of incorporation and by-laws of the Surviving Corporation.

     2.7 THE CLOSING. Subject to the satisfaction or waiver of all conditions precedent set forth in Article VII, the closing (the "CLOSING") shall be held at the offices of Testa, Hurwitz & Thibeault, High Street Tower, 125 High Street, Boston, Massachusetts 02110 on November 30, 1995 or as soon thereafter as practicable (the "CLOSING DATE"). If any condition in Article VII is not satisfied in any material respect (or is not duly waived) at the Closing, any party whose obligations are subject to such condition may extend the period in which the Closing must be consummated (during which period each other party shall use its respective reasonable efforts to cause all such conditions to be satisfied in all material respects). If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing (whether or not delayed), the Closing shall be consummated by the making of all necessary filings with the Secretary of State of Delaware under the Delaware Corporation Law. Each of Peregrine, the Company and XVT shall use all reasonable efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this

Agreement or to cause the Effective Time, subject to consummation at the Closing, to occur as soon as practicable.


                                   ARTICLE III

                      CONVERSION AND EXCHANGE OF SECURITIES

     3.1 SHARES OF THE SURVIVING CORPORATION. The authorized number and par value of shares of all classes of stock of the Company immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of stock of the Surviving Corporation from and after the Effective Time.

     3.2 CONVERSION OF COMPANY COMMON. At the Effective Time, each share of Common Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     3.3  CONVERSION OF XVT SECURITIES.

          (a) At the Effective Time, each share of XVT Common issued and outstanding immediately prior to the Effective Time (other than shares of XVT Common (i) held in the treasury of XVT, which shall not be considered as outstanding for purposes of this Agreement, (ii) held by Peregrine or any subsidiary of Peregrine or XVT, or (iii) which are Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive 0.1178 shares of Peregrine Common (the "COMMON EXCHANGE RATIO").

          (b) At the Effective Time, each share of XVT Series A Preferred issued and outstanding immediately prior to the Effective Time (other than shares of XVT Series A Preferred (i) held in the treasury of XVT, which shall not be considered as outstanding for purposes of this Agreement, (ii) held by Peregrine or any subsidiary of Peregrine or XVT, or (iii) which are Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive
1.6409 shares of Peregrine Common.

          (c) At the Effective Time, each share of XVT Series B Preferred issued and outstanding immediately prior to the Effective Time (other than shares of XVT Series B Preferred (i) held in the treasury of XVT, which shall not be considered as outstanding for purposes of this Agreement, (ii) held by Peregrine or any subsidiary of Peregrine or XVT, or (iii) which are Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive 2.4331 shares of Peregrine Common.

          (d) At the Effective Time, each share of XVT Series C Preferred issued and outstanding immediately prior to the Effective Time (other than shares of XVT Series C Preferred (i) held in the treasury of XVT, which shall not be considered as outstanding for purposes of this Agreement, (ii) held by Peregrine or any subsidiary of Peregrine or XVT, or (iii) which are Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive
2.2753 shares of Peregrine Common.

          (e) At the Effective Time, each share of XVT Preferred and XVT Common held (i) in the treasury of XVT, or (ii) by Peregrine or any subsidiary of Peregrine or XVT, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and all rights in respect thereof shall cease to exist.

          (f) Notwithstanding anything to the contrary in this Agreement, if the conversion of any shares of XVT Common for Peregrine Common would result in the offer and sale of the shares of Peregrine Common to be issued in the Merger not being exempt from any applicable registration or qualification requirements under either federal or state securities or Blue Sky laws, Peregrine may purchase such shares for cash in an amount equal to $0.59 per share of XVT Common.

     3.4 NO FRACTIONAL PEREGRINE COMMON. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Peregrine Common shall be issued to any holder of XVT Preferred or XVT Common in the Merger and the holder thereof shall not be entitled to any voting or other rights of a holder of shares or a fractional share interest. Each holder of shares of XVT Preferred or XVT Common who otherwise would have been entitled to receive a fraction of a share of Peregrine Common shall receive in lieu thereof cash, without interest, in an amount determined by multiplying such holder's fractional interest by $5.00. All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates for shares of XVT Preferred or XVT Common shall be repaid to the Surviving Corporation, subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

     3.5  DISTRIBUTION OF PEREGRINE COMMON.

          (a) As soon as practicable after the Effective Time, Peregrine shall distribute the Peregrine Common and cash as provided in this Section 3.5.

          (b) At the Effective Time, each holder of an outstanding certificate or certificates for shares of XVT Preferred or XVT Common shall cease to have any rights as a stockholder of XVT, except such rights, if any, as such holder may have with respect to Dissenting Shares. Each such holder of an outstanding certificate or certificates for shares of XVT Preferred or XVT Common converted in the Merger, upon surrender of each such certificate to Peregrine shall receive promptly in exchange for each such certificate the shares of Peregrine Common and cash (if any) to which such holder is entitled pursuant to Sections 3.3 and 3.4 of this Agreement. Pending such surrender and exchange, such holder's certificate or certificates for shares of XVT Preferred or XVT Common shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence only the right to receive the shares of Peregrine Common and cash (if any) provided for under this Agreement. Unless and until any such outstanding certificates for shares of XVT Preferred or XVT Common shall be so surrendered, no dividend (cash or stock) payable to holders of record of shares of Peregrine Common as of any date subsequent to the Effective Time shall be paid to the holder of any such outstanding certificate and his other rights as a stockholder of Peregrine shall be suspended, but upon such surrender of such outstanding certificate there shall be paid to the record holder of the certificate of shares of Peregrine Common issued in exchange therefor the amount of dividends, if any, without interest and less any taxes which may have been imposed thereon, that have theretofore become such certificate issued upon such surrender and exchange, and his other rights as a stockholder of Peregrine shall thereafter be restored.

     3.6 CLOSING OF STOCK TRANSFER BOOKS. The stock transfer books of XVT shall be closed at the close of business on the business day immediately preceding the Effective Time. In the event of a transfer of ownership of XVT Preferred or XVT Common which is not registered in the transfer records of XVT, the shares of Peregrine Common and cash (if any) to be issued in the Merger as provided in this Agreement may be delivered to a transferee, if the certificate representing such XVT Preferred or XVT Common is presented to Peregrine, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

     3.7 DISSENTING SHARES. Shares of XVT Preferred or XVT Common that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with
Section 262 of the Delaware Corporation Law (the "DISSENTING SHARES") shall not be converted into the right to receive shares of Peregrine Common and cash (if any) in accordance with this Agreement, at or after the Effective Time, unless and until the holder of such Dissenting Shares withdraws his demand for such appraisal in accordance with Section 262(k) of the Delaware Corporation Law or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw in accordance with Section 262(k) of the Delaware Corporation Law his demand for such appraisal or shall become ineligible for such appraisal, then, as of the latter of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the shares of Peregrine Common and cash (if any) into which his XVT Preferred or XVT Common was converted as of the Effective Time pursuant to this Agreement. Any amounts to be paid to holders of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF XVT

     XVT hereby represents and warrants to each of Peregrine and the Company as follows:

     4.1 CORPORATE EXISTENCE AND POWER. XVT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and all governmental licenses, authorizations, consents, permits and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. XVT is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on XVT.

     4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by XVT of this Agreement, and the consummation by XVT of the Merger and the other transactions contemplated by this Agreement are within XVT's corporate power and authority and, subject to the adoption of this Agreement by the stockholders of XVT as required by law, have been duly authorized by all necessary corporate action. This Agreement has been duly authorized, executed and delivered by XVT and constitutes a valid and binding obligation XVT, enforceable against XVT in accordance with its terms.

     4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by XVT of this Agreement, and the consummation by XVT of the Merger and the other transactions contemplated by this Agreement, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority, other than routine filings with the Secretary of State of Delaware necessary to consummate the Merger.

     4.4 NON-CONTRAVENTION. The execution, delivery and performance by XVT of this Agreement, and the consummation by XVT of the Merger and the other transactions contemplated by this Agreement, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the certificate of incorporation or bylaws of XVT, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to XVT, (iii) require any consent, approval or other action by any Person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of XVT or to a loss of any benefit to which XVT is entitled, under any material provision of (a) any agreement, contract, indenture, lease or other instrument binding upon XVT or (b) assuming compliance with the matters referred to in

Section 4.3, any license, franchise, permit or other similar authorization held by XVT or (iv) except for the rights of any holders of Dissenting Shares, result in the creation or imposition of any Lien on any asset of XVT.


                                    ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PEREGRINE AND THE COMPANY

     Peregrine and the Company hereby represent and warrant to XVT as follows:

     5.1 CORPORATE EXISTENCE AND POWER. Each of Peregrine and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and all governmental licenses, authorizations, consents, permits and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. Peregrine is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Peregrine.

     5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Peregrine and the Company of this Agreement, and the consummation by Peregrine and the Company of the Merger and the other transactions contemplated by this Agreement, are within the corporate power and authority of Peregrine and the Company, respectively, and, subject to the adoption of this Agreement by the stockholder of the Company as required by law, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly authorized, executed and delivered by Peregrine and the Company and constitutes a valid and binding obligation of Peregrine and the Company, enforceable against Peregrine and the Company in accordance with its terms.

     5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Peregrine and the Company of this Agreement, and the consummation by Peregrine and the Company of the Merger and the other transactions contemplated by this Agreement, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority, other than routine filings with the Secretary of State of Delaware necessary to consummate the Merger, and compliance with the applicable requirements of the Securities Act of 1933, and any applicable state securities and blue sky laws in connection with the offering, sale and delivery of the shares of Peregrine Common to be issued in the Merger.

     5.4 NON-CONTRAVENTION. The execution, delivery and performance by Peregrine and the Company of this Agreement, and the consummation by Peregrine and the Company of the

Merger and the other transactions contemplated by this Agreement, do not and will not, with or without the giving of notice, the lapse of time or both:
(i) contravene or conflict with the certificates of incorporation or by -laws of Peregrine or the Company, (ii) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Peregrine or the Company, (iii) require any consent, approval or other action by any Person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Peregrine or the Company or to a loss of any benefit to which Peregrine or the Company is entitled, under any material provision of (a) any material agreement, contract, indenture, lease or other instrument binding upon Peregrine or the Company or (b) assuming compliance with the matters referred to in Section 5.3, any license, franchise, permit or other similar authorization held by Peregrine or the Company, or (iv) result in the creation or imposition of any Lien on any asset of Peregrine or the Company.

     5.5 INVESTMENT. The capital stock of XVT being acquired by Peregrine in the Merger is being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.


                                   ARTICLE VI

                            COVENANTS OF ALL PARTIES

     Each of the parties hereby covenants and agrees with the other parties as follows:

     6.1 COOPERATION. It shall cooperate fully with the other parties hereto in furnishing any information or perforating any action reasonably requested by any such party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this Agreement or is necessary, appropriate or desirable for the respective corporate purposes of Peregrine and XVT. Subject to its further rights under this Agreement, it shall use all reasonable efforts to cause the Closing to occur at the earliest practicable time.

     6.2 OTHER REQUIRED INFORMATION. It shall furnish to the other parties hereto any application or statement, and all information concerning itself and its Affiliates as is required to be set forth in any application or statement, to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement or otherwise.

     6.3 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions provided in this Agreement, it shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. It shall use reasonable efforts to obtain consents of all Persons and Governmental Authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

     6.4 CERTAIN TAX AND ACCOUNTING MATTERS. It shall not, either before or after the consummation of the Merger, take any actions which would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

     6.5 XVT STOCK OPTIONS. At or prior to the Effective Time, Peregrine and XVT shall take all action necessary to cause the assumption by Peregrine as of the Effective Time of the options to purchase XVT Common outstanding as of the Effective Time (the "OUTSTANDING OPTIONS"). Each of the Outstanding Options shall be converted without any action on the part of the holder thereof into an option to purchase shares of Peregrine Common as of the Effective Time. The number of shares of Peregrine Common that the holder of an assumed Outstanding Option shall be entitled to receive upon the exercise of such option shall be a number-of whole and fractional shares determined by multiplying the number of shares of XVT Common subject to such option, determined immediately before the Effective Time, by the Common Exchange Ratio. The option price of each share of Peregrine Common subject to an assumed Outstanding Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of XVT Common at which such option is exercisable immediately before the Effective Time by the Common Exchange Ratio. The assumption and substitution of Outstanding Options as provided herein shall not give the holders of such options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options. Only whole shares of Peregrine Common shall be issued upon exercise of any Outstanding Option, and in lieu of receiving any fractional share of Peregrine Common, the holder of such option shall receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes.


                                   ARTICLE VII

                              CONDITIONS OF CLOSING

     7.1 CONDITIONS TO OBLIGATIONS OF PEREGRINE, THE COMPANY. The obligations of each of the parties hereto under this Agreement to consummate the Merger are, at its option, subject to the satisfaction of the following conditions:

          (a) STOCKHOLDER APPROVALS. The adoption of this Agreement and the transactions contemplated hereby shall have been approved by the stockholders of XVT and the Company as required by the Delaware Corporation Law and the certificates of incorporation and by-laws of XVT and the Company.

          (b) LITIGATION; INJUNCTIONS. No action, suit, litigation, proceeding or investigation shall (i) have been formally instituted and be pending with regard to the Merger, or (ii) be threatened by any Governmental Authority with regard to the Merger, which, if resolved substantially in accordance with the plaintiff's demands, would be reasonably likely to materially and adversely affect the Merger contemplated by this Agreement. On the Closing Date, there shall not be in force any order or decree restraining or enjoining consummation of the Merger, or placing any limitation upon such consummation or to invalidate, suspend or require modification of any provision of this Agreement.

     7.2 CONDITIONS APPLICABLE TO PEREGRINE AND THE COMPANY. The obligations of Peregrine and the Company under this Agreement to consummate the Merger are, at their option, subject to the satisfaction of the following conditions, in addition to the conditions contained in Section 7. 1:

          (a) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and conditions of this Agreement to be complied with and performed by XVT on or before the Closing Date shall have been complied with, and performed in all material respects.

          (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of XVT set forth in this Agreement shall be true and correct in all material respects both on the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement.

          (c) CLOSING CERTIFICATES. Peregrine and the Company shall have received a certificate dated the Closing Date, signed by the chief executive officer and chief financial officer of XVT to the effect that the conditions set forth in Sections 7.2(a) through 7.2(b) have been satisfied.

          (d) PROCEEDINGS. All proceedings to be taken in connection with the Merger and the other transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Peregrine and the Company, and Peregrine and the Company shall have received copies of all such documents and other evidence as they may reasonably request to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.3 CONDITIONS APPLICABLE TO XVT. The obligations of XVT under this Agreement to consummate the Merger are, at its option, subject to the satisfaction of the following conditions, in addition to the conditions contained in Section 7. 1:

          (a) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and conditions of this Agreement to be complied with and performed by Peregrine and the Company on or before the Closing Date shall have been complied with, and performed in all material respects.

          (b) ACCURACY OF REPRESENTATIONS WARRANTIES. The representations and warranties of Peregrine and the Company set forth in this Agreement shall have been true and correct in all material respects on the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement.

          (c) OFFICERS' CERTIFICATE. XVT shall have received a certificate dated the Closing Date, signed by the chief executive officer and the chief financial officer of Peregrine, to the effect that, the conditions set forth in Sections 7.3(a) through 7.3(b) hereof have been satisfied.

          (d) PROCEEDINGS. All proceedings to be taken in connection with the Merger and the other transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to XVT, and XVT shall have received copies of all such documents and other evidence as it may reasonably request to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VIII

                                   TERMINATION

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time by (a) the mutual written agreement of Peregrine and XVT or
(b) by either party in the event of the failure of the stockholders of the other constituent corporation to approve the Merger or any matter required to be approved by such stockholders in order to consummate the Merger. The party desiring to terminate this Agreement shall give notice of such termination to the other party.

     8.2 PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement, the Board or Boards of Directors so terminating may direct its or their officers not to file the certificate of merger in the office of the Secretary of State of Delaware notwithstanding favorable action by the stockholders of the Company and XVT.


                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 SPECIFIC PERFORMANCE. Each of the parties to this Agreement hereby acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees ' that the other parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

     9.2 EXPENSES. All fees and expenses incurred by Peregrine and the Company in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of their financial, legal and accounting advisers) will be borne by Peregrine. All fees and expenses incurred by XVT in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of its financial, legal and accounting advisers) will be borne by XVT.

     9.3 FURTHER ASSURANCES. lf at any time after the Effective Time, Peregrine or the Company shall consider it advisable that any further conveyance, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation, the tide to any property, rights, privileges, powers and franchises of XVT, the officers of XVT last in office and such other Persons, if any, as the Board of Directors of XVT last in office may authorize shall execute and deliver, upon Peregrine's reasonable request, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Agreement.

     9.4 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto, their permitted successors or assigns, and their respective stockholders any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     9.5 ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by Peregrine and XVT (or by any officers, directors, stockholders or partners of any of such parties) relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by the parties, 'and there are no agreements or commitments except as set forth herein.

     9.6 AMENDMENT OR MODIFICATION. At any time before or after the adoption of this Agreement and the transactions contemplated hereby by the stockholders of any party, this Agreement may be amended or supplemented by additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or to modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby.

     9.7 WAIVER. Any party to this Agreement may, by written notice to the other parties to this Agreement, (a) extend the time for the performance of any of the obligations or other actions of the other parties for its benefit under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties made to it contained in this Agreement or in any document delivered pursuant hereto; (c) waive compliance with any of the conditions or covenants of the other parties for its benefit contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other parties for its benefit under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

     9.8 ASSIGNABILITY. This Agreement and any rights hereunder shall be assignable by either party.

     9.9 HEADINGS AND INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein", "hereof ' and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine, and vice versa. References in this Agreement in which they appear to Articles or Sections shall be to Articles or Sections to this Agreement, unless otherwise indicated.

     9.10 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by graphic scanning or other telegraphic communications equipment of the sending party, as follows:

     If to Peregrine or the Company:

            Peregrine Systems, Inc.
            12670 High Bluff Drive
            San Diego, CA 92130
            Attention: Chief Executive Officer

     If to XVT:

            XVT Software Inc.
            4900 Pearl East Circle Boulder, CO 80301
            Attention: Chief Executive Officer
or to such other address as any party may have @shed to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9. 1 0 or in accordance with the latest unrevised direction from such party given in accordance with this Section 9.10.

     9.11 LAW GOVERNING. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     9.12 INVALIDITY OF PROVISIONS. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

     9.13 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties on the date first above written.

                              PEREGRINE SYSTEMS, INC.


                              By: /s/ Alan Hunt
                                 -----------------------------------
                              Title: CEO & President
                                    --------------------------------


                              XVT ACQUISITION CORP.


                              By: /s/ Charles E. Noell
                                 -----------------------------------
                              Title: President
                                    --------------------------------


                              XVT SOFTWARE, INC.

                              By: /s/ David A. Farley
                                 -----------------------------------
                              Title: Chief Financial Officer
                                    --------------------------------

                                     -17-